EXHIBIT 4
                                                                  EXECUTION COPY


         THIS SECOND SUPPLEMENTAL INDENTURE, dated as of the 12th day of September, 2003 (the "Second Supplemental Indenture") is made by and between Harsco Corporation, a Delaware corporation (the "Company") and JPMorgan Chase Bank, a New York banking corporation (the "Trustee").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Company and The Chase Manhattan Bank (National Association), as trustee, entered into that certain Indenture (the "Indenture"), dated as of May 1, 1985, as amended and supplemented by the First Supplemental Indenture (as defined below) and this Second Supplemental Indenture, to provide for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

         WHEREAS, the Company, and The Chase Manhattan Bank (National Association), as Resigning Trustee, and Chemical Bank, as Successor Trustee, entered into that certain First Supplemental Indenture, dated as of April 12, 1995 (the "First Supplemental Indenture") to the Indenture, pursuant to which, among other things, the Resigning Trustee resigned as trustee, paying agent and security registrar under the Indenture, and the Company appointed Chemical Bank as successor trustee, paying agent and security registrar under the Indenture;

         WHEREAS, there was previously authenticated and delivered under Section 303 of the Indenture, $150,000,000 (One Hundred Fifty Million Dollars) in principal amount of 6% Notes due September 15, 2003 of the Company (the "1993 Notes");

         WHEREAS, on the date hereof and contemporaneously herewith, payment in the necessary amount has been deposited with the Trustee in trust for the Holders of the 1993 Notes in respect of the Stated Maturity of such Securities;

         WHEREAS, on the date hereof, and in consideration of the immediately preceding clause, the 1993 Notes are no longer Outstanding Securities under the Indenture;

         WHEREAS, on the date hereof, the Trustee is authenticating and delivering under Section 303 of the Indenture, $150,000,000 (One Hundred Fifty Million Dollars) in principal amount of 5.125% Senior Notes due September 15, 2013 (the "2003 Notes") of the Company to be issued pursuant to an underwriting agreement dated as of September 8, 2003 among the Company and the underwriters named therein;

         WHEREAS, this Second Supplemental Indenture, among other things, sets forth the terms of the 2003 Notes pursuant to Section 301 of the Indenture;

          WHEREAS, Section 901(5) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by Board Resolution, and the Trustee, may enter into an indenture supplement to change or eliminate any provisions of the Indenture, provided that any such changes or eliminations are effective when there is no Security Outstanding of any series
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created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

         WHEREAS, pursuant to Section 901(5) of the Indenture, the provisions set forth in this Second Supplemental Indenture shall modify and amend certain provisions of the Indenture and form a part of the Indenture;

         WHEREAS, the Company represents that all acts and things necessary to constitute this Second Supplemental Indenture a valid, binding and enforceable instrument have been done and performed, and the execution of this Second Supplemental Indenture has in all respects been duly authorized, and the Company, in the exercise of its legal rights and powers, is executing this Second Supplemental Indenture; and

         WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith an Officers' Certificate and an Opinion of Counsel each stating that the execution and delivery of this Second Supplemental Indenture comply with the provisions of Article Nine of the Indenture, and that all conditions precedent provided for in the Indenture to the execution and delivery of this Second Supplemental Indenture have been complied with;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties have executed and delivered this Second Supplemental Indenture intending to be bound, and the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders, from time to time, of the Securities, as follows:

         SECTION 1.     DEFINITIONS.

                    (a) For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the terms used herein shall have the meanings assigned to them in the Indenture.

                    (b) For all purposes of the Indenture, the following terms shall have the following meanings with respect to the terms of the 2003 Notes:

                  "Make-Whole Amount" means the excess of (i) the aggregate present value, on the Redemption Date, of the principal being redeemed and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable on that principal amount if such redemption had not been made, over (ii) the aggregate principal amount of notes being redeemed. For purposes of the foregoing, present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate, as determined on the third business day preceding the date notice of redemption shall be given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

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                  "Redemption Price" means the sum of (i) the principal amount of any notes being redeemed plus accrued, but unpaid, interest to the Redemption Date, and (ii) the Make-Whole Amount, if any.

                  "Reinvestment Rate: means 0.15% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. For purposes of the foregoing, where no maturity exactly corresponds to such maturity, yields for the two established maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each such relevant periods to the nearest month. For purposes of determining the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                  "Statistical Release" means the statistical release designated "H.15(519) or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities; PROVIDED, HOWEVER, that if such statistical release is not published at the time of any determination under the Indenture, the Company shall designate another index deemed, in its sole discretion, to be reasonably comparable.

         SECTION 2.     TERMS APPLICABLE TO THE 2003 NOTES. In accordance with
Section 301 of the Indenture, the 2003 Notes shall have the following terms applicable to such series of Securities:

                    (a) The title of the 2003 Notes shall be the "5.125% Senior Notes due September 15, 2013";

                    (b) The aggregate principal amount of the 2003 Notes to be authenticated and delivered under the Indenture as of the date hereof shall initially be $150,000,000. The Company may, without notice or consent of the Holders of the 2003 Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the 2003 Notes. Any such additional notes could be considered part of the same series of notes issued under the Indenture as the 2003 Notes;

                    (c) The principal of the 2003 Notes shall be due and payable on September15, 2013 (the "Maturity Date");

                    (d) The 2003 Notes shall bear interest at a fixed annual rate of 5.125%, to be paid semi-annually, in arrears, on March 15 and September 15 of each year, beginning on March 15, 2004, until the principal thereof is paid or made available for payment (each such date, an "Interest Payment Date"). The March 1 and September 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the "Regular Record Date" for the

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interest payable on such Interest Payment Date. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months;

                    (e) Principal of and interest on the 2003 Notes will be payable through the Corporate Trust Office of the Trustee in New York City, or at such other Place or Places of Payment through the Paying Agent or Paying Agents as the Company may designate from time to time; PROVIDED, HOWEVER, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto at such address as shall appear in the Security Register;

                    (f) Sections 401(B) and 403 of the Indenture shall be applicable to the 2003 Notes;

                    (g) The 2003 Notes may be redeemed by the Company, at its option, in whole or from time to time in part, prior to the Maturity Date, at a price equal to the Redemption Price. In addition, in respect of any redemption by the Company of the 2003 Notes, the second sentence of Section 1102 of the Indenture shall be deemed to be amended to read, in its entirety, as follows:

                    "In case of any redemption at the election of the Company of the 2003 Notes, the Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of the 2003 Notes to be redeemed."

Except as set forth in the preceding sentence, Section 1102 of the Indenture shall apply as set forth therein with respect to the 2003 Notes;

                    (h) There shall not be any sinking fund in respect of the 2003 Notes;

                    (i) The terms of the 2003 Notes shall include such other terms as are set forth in the form of note attached as Exhibit A hereto and shall be subject to such provisions of the Indenture applicable generally to all series of Securities unless such provisions are expressly superseded hereunder.

         SECTION 3. MODIFICATIONS TO THE PROVISIONS OF SECTION 501(5). Subsection (5) of Section 501 of the Indenture is hereby amended to read, in its entirety, as follows:

                  "(5) default or defaults under any bonds, debentures, notes or other evidences of indebtedness (including default or defaults with respect to Securities of any series other than that series) or under any mortgages, indentures, note agreements or other instruments under which there may be issued, or by which there may be secured or evidenced, indebtedness of the Company (including this Indenture), whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in such indebtedness, aggregating more than $20,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and any such acceleration shall not be rescinded or annulled within ten Business Days after written notice to the Company from the Trustee or to the

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Company and to the Trustee from the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Securities of that series; or"

         SECTION 4. MODIFICATIONS TO THE PROVISIONS OF SECTION 902. The first paragraph of Section 902 of the Indenture is hereby amended to read, in its entirety, as follows:

                  "With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by Board Resolutions, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities of such series under this Indenture; PROVIDED, HOWEVER, that no such supplemental indenture shall, without consent of the Holder of each Outstanding Security affected thereby;"

         SECTION 5. MODIFICATIONS TO THE PROVISIONS OF SECTION 1005. The last paragraph of Section 1005 of the Indenture is hereby amended to read, in its entirety, as follows:

                  "Notwithstanding the foregoing provisions of this Section 1005, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (i), inclusive, above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with Section 1006), does not at the time exceed 10% of Consolidated Net Tangible Assets."

         SECTION 6. EFFECTIVENESS OF THIS SECOND SUPPLEMENTAL INDENTURE. This Second Supplemental Indenture shall become effective on the date first above written coincident with the time that the 1993 Notes shall no longer be deemed to be Outstanding Securities under the Indenture.

         SECTION 7.     MISCELLANEOUS.

                    (a) Except as hereby expressly amended, the Indenture, as supplemented by the First Supplemental Indenture, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

                    (b) All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

                    (c) This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State.

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                    (d) If any provision of the Indenture as supplemented by the
First Supplemental Indenture and this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of or govern the Indenture, such latter provision shall control. If any provision of the Indenture, modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

                    (e) This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute on and the same instrument.

                    (f) In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Indenture shall not in any way be affected or impaired thereby.

                    (g) The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are solely made by the Company.

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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the date first above written.




                                          HARSCO CORPORATION


                                          By: /s/ Salvatore D. Fazzolari
                                              ----------------------------------
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer




                                          JPMORGAN CHASE BANK, AS TRUSTEE


                                          By: /s/ Kathleen Perry
                                              ----------------------------------
                                          Title:  Vice President





















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                                                                       EXHIBIT A

                                 [Form of Note]